As filed with the Securities and Exchange Commission on June 30, 2020

Registration No. 333-218875

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0907483
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7601 Penn Avenue South Richfield, Minnesota	55423
(Address of Principal Executive Offices)	(Zip Code)

BEST BUY CO., INC. 2020 OMNIBUS INCENTIVE PLAN

AMENDED & RESTATED BEST BUY CO., INC. 2014 OMNIBUS INCENTIVE PLAN

 (Full title of the plan)

Todd G. Hartman General Counsel, Chief Risk & Compliance Officer & Secretary Best Buy Co., Inc. 7601 Penn Avenue South Richfield, MN 55423 (Name and address of agent for service)	Copy to: Michael J. Voves & David Marx, Esq. Dorsey & Whitney, LLP 50 South Sixth Street, Suite 1500 Minneapolis, MN 55402-1498 (612) 340-2600

(612) 291-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company (as defined in Rule 12b-2 of the Exchange Act).

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated file (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ¨

EXPLANATORY NOTE

On June 21, 2017, Best Buy Co., Inc. (the “Company”) filed its Registration Statement on Form S-8 (File No. 333-218875)] (the “Prior Registration Statement”) for the purpose of registering 10,200,000 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”),  issuable pursuant to the Amended and Restated Best Buy Co., Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”).

On June 11, 2020 (the “Effective Date”), the Company’s shareholders approved the Best Buy Co., Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”). The total number of shares of Common Stock that may be granted under the 2020 Plan includes, in addition to 18,600,000 new shares of the Common Stock (registered concurrently on a new registration statement on Form S-8), up to 3,300,000 shares of Common Stock previously authorized for issuance under the 2014 Plan, but not issued or subject to outstanding awards as of the Effective Date, and shares subject to any outstanding awards under the 2014 Plan that, after the Effective Date, are not purchased or are forfeited or reacquired by the Company, or otherwise not delivered due to termination or cancellation of such award (the “Rollover Shares”).

The Registrant is filing this Post-Effective Amendment No. 1 to the Prior Registration Statement pursuant to Item 512(a)(1)(iii) of Regulation S-K and SEC Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to reflect that the Rollover Shares available for issuance under the Prior Registration Statement may be issued under the 2020 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents filed with the U.S. Securities and Exchange Commission (the “SEC”) are incorporated in this Registration Statement by reference:

1.	The Annual Report on Form 10-K of Best Buy Co., Inc. (the “registrant”) for the year ended February 1, 2020.

2.	All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) since February 1, 2020.

3.

The description of the registrant's common stock contained in its Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the 1934 Act, as updated by the description of the Company’s common stock contained in Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020, filed on March 23, 2020.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act (other than disclosures furnished under either Item 2.02 or Item 7.01 of Form 8-K, including any exhibits relating to information furnished under either Item 2.02 or Item 7.01), prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.	Indemnification of Directors and Officers.

The registrant is subject to the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A. Minnesota Statutes, Section 302A.521, subd. 2, provides that a corporation shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, such person: (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or, in the case of acts or omissions occurring in the person's official capacity for another affiliated organization, reasonably believed that the conduct was not opposed to the best interests of the corporation. If the person's acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee, or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the corporation if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.

In addition, the registrant's articles of incorporation provide that a director of the registrant shall not be personally liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director's duty of loyalty to the registrant or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Minnesota Statutes, Section 302A.559, for making an improper distribution; (4) under Minnesota Statutes, Section 80A.76, for violating the securities registration or anti-fraud provisions; (5) for any transaction from which the director derived an improper personal benefit; or (6) for acts or omissions occurring prior to the date when the relevant provision of the articles of incorporation became effective. The registrant's articles of incorporation are consistent with the Minnesota Business Corporation Act and if such act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the registrant would be eliminated or limited to the fullest extent permitted by Minnesota law.

The registrant has directors' and officers' liability insurance which is subject to various deductibles and exclusions from coverage.

ITEM 7.	Exemption from Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

4.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to the Definitive Proxy Statement filed by Best Buy Co., Inc. on April 29, 2020).

4.2	Amended and Restated By-Laws (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Best Buy Co., Inc. on June 14, 2018).

5.1	Opinion of Dorsey & Whitney LLP as to the legality of the securities being registered.

5.2

Opinion of Dorsey & Whitney LLP as to the legality of the securities being registered.(incorporated by reference to Exhibit 5 to the Registrant’s Registration Statement on Form S-8 filed on June 21, 2017 (File No. 333-218875).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1).

24	Power of Attorney (included on signature page hereto).

99.1	Best Buy Co., Inc. 2020 Omnibus Incentive Plan (incorporated herein by reference to the Definitive Proxy Statement filed by Best Buy Co., Inc. on April 29, 2020).

99.2	Amended and Restated Best Buy Co., Inc. 2014 Omnibus Incentive Plan (incorporated herein by reference to the Definitive Proxy Statement filed by Best Buy Co., Inc. on May 1, 2017).

ITEM 9.	Undertakings.

(a)     The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided,  however, that paragraphs (a)(1)(i) and (a)(1)(ii), above, do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

2.

That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richfield, State of Minnesota, on this 30th day of June, 2020.

BEST BUY CO., INC.

By:	/s/ CORIE S. BARRY
Corie S. Barry
Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints CORIE S. BARRY and MATTHEW BILUNAS, and each of them, his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities indicated on and as of June 30, 2020.

Signature	Title

/s/ CORIE S. BARRY	Chief Executive Officer and Director
Corie S. Barry	(principal executive officer)

/s/ MATTHEW BILUNAS	Chief Financial Officer
Matthew Bilunas	(principal financial officer)

Signature	Title

/s/ LISA M. CAPUTO	Director
Lisa M. Caputo

/s/ J. PATRICK DOYLE	Director & Chairman of the Board
J. Patrick Doyle

/s/ KATHY J. HIGGINS VICTOR	Director
Kathy J. Higgins Victor

/s/ DAVID W. KENNY	Director
David W. Kenny

/s/ KAREN A. MCLOUGHLIN	Director
Karen A. McLoughlin

/s/ THOMAS L. MILLNER	Director
Thomas L. Millner

/s/ CLAUDIA F. MUNCE	Director
Claudia F. Munce

/s/ RICHELLE P. PARHAM	Director
Richelle P. Parham

/s/ EUGENE A. WOODS	Director
Eugene A. Woods